Exhibit 10.4

OCA Acquisition Corp.

1345 Avenue of the Americas, 33rd Floor

New York, New York 10022

Powermers Smart Industries, Inc.

1500 Broadway, Suite 3300A

New York, New York 10036

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 21, 2023, is made by and among OCA Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), Powermers Smart Industries, Inc., a Delaware corporation (the “Company”), OCA Acquisition Corp., a Delaware corporation ( “Acquiror”), Antara Total Return SPAC Master Fund LP (the “Investor” and together with the Sponsor, the “Sponsor Parties”) and the undersigned individuals (together with the Sponsor, the “Insiders”). The Sponsor, the Company, Acquiror, the Investor and the Insiders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Acquiror, the Company and POWR Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (i) the Sponsor and the Investors shall agree to vote all the shares of Acquiror Common Stock beneficially owned by them in favor of the Acquiror Stockholder Matters and the Extension Proposal, (ii) effective as of immediately prior to the Effective Time, the Sponsor shall forfeit and surrender to Acquiror for cancellation all but 4,500,000 of the Acquiror Warrants then held by it (exclusive of any Acquiror Warrants purchased by the Sponsor in the open market and warrants described in the immediately following clause (iii)), (iii) effective as of immediately prior to the Effective Time, the Sponsor shall convert all outstanding loans made to Acquiror into warrants to purchase Acquiror Class A Common Stock; (iv) the Sponsor shall be responsible for any necessary capital contributions, stockholder inducements or other incentives necessary to effectuate the Extension Proposal, and (v) the Sponsor shall use its best efforts to facilitate the PIPE Investment.

NOW, THEREFORE, in order to induce the Company to enter into the Merger Agreement and in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Consent to Merger

(a) Each Sponsor Party (in his, her or its capacity as a stockholder of Acquiror and on behalf of himself or itself and not the other Sponsor Parties) hereby agrees to vote (or cause to be voted) at any meeting of the stockholders of Acquiror or adjournment or postponement thereof (each, a “Special Meeting”), and in any action by written resolution of the stockholders of Acquiror, all of such Sponsor Party’s Subject Acquiror Equity Securities (as defined below) and all other equity securities of Acquiror such Sponsor Party is entitled to vote on the matter in favor of the Transactions (including the adoption of the Merger Agreement), and against any action, proposal, transaction, agreement or other matter presented at a Special Meeting that would reasonably be expected to (i) result in a breach of Acquiror’s covenants, agreements or obligations under the Merger Agreement, (ii) cause any of the conditions to the Closing set forth in Article IX of the Merger Agreement not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Merger Agreement.

(b) Each Sponsor Party agrees, except in a manner not in direct or indirect contravention or breach of the Merger Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of Acquiror in connection with any vote or other action with respect to the Transactions or any Transaction Agreement, other than to recommend that the Acquiror Stockholders vote in favor of the Transactions, including the adoption of the Merger Agreement, the Transaction Agreements and the Transactions (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(c) Each Sponsor Party agrees not to commence or bring in any claim challenging the validity of any provision of this Agreement.

(d) In the event of any equity dividend or distribution, or any change in the equity interests of Acquiror by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing, the term “Subject Acquiror Equity Securities” shall be deemed to refer to and include all of the Acquiror Common Stock and Acquiror Warrants held of record or beneficially by such Sponsor Party as of such time (the Acquiror Common Stock and Acquiror Warrants that such Sponsor Party holds of record or beneficially as of any determination time are hereinafter referred to, with respect to each Sponsor Party, as the “Subject Acquiror Equity Securities”), as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Acquiror Equity Securities may be changed or exchanged or which are received in such transaction.

2. Transfer Restrictions.

(a) Sponsor agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of the Company (which consent may be given or withheld by Acquiror in its sole discretion), directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, for avoidance of doubt, including by any other Transfer, as defined in that certain Letter Agreement, dated as of January 14, 2021, by and among Acquiror, Sponsor and members of the board of directors and/or management team of Acquiror (the “Letter Agreement”)), or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”), any or all of its shares of Acquiror Common Stock or Acquiror Warrants, or (ii) grant any proxies or powers of attorney with respect to any or all of its shares of Acquiror Common Stock and Acquiror Warrants (except in connection with voting by proxy at a Special Meeting as contemplated in Section 1), or (iii) permit to exist any Lien with respect to any or all of its shares of Acquiror Common Stock and Acquiror Warrants other than those created by this Agreement or the Letter Agreement; provided, that any Lien with respect to Acquiror Common Stock and Acquiror Warrants that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and shall not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 2(a) shall not prohibit a Transfer by Sponsor of any of its shares of Acquiror Common Stock and Acquiror Warrants, (A) to Acquiror’s officers or directors, any Affiliate or family member of any of Acquiror’s officers or directors, any Affiliate of Sponsor or to any members or partners of Sponsor or any of their Affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; or (E) by private sales or transfers made in connection with any forward purchase agreement, subscription agreement or similar arrangement or in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; provided, that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of Sponsor hereunder and to be bound by the terms of this Agreement.

(b) Any Transfer in violation of this Section 2 shall be null and void ab initio.

(c) Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Covered Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its shares of Acquiror Common Stock for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

3. Conversion of All Outstanding Loans Made to Acquiror. Effective as of immediately prior to the Effective Time, (i) the Sponsor shall convert the Promissory Notes set forth in items (1) and (2) of Schedule 7.01(viii) of the Merger Agreement into warrants to purchase Acquiror Class A Common Stock pursuant to the terms thereof and (ii) any and all outstanding loans made to Acquiror still outstanding (to any degree) (Other than the Promissory Notes described in the immediately preceding clause (i)) shall be converted into Post-IPO Warrants (as defined in the Warrant Agreement) at $1.00 per Post-IPO Warrant, with the same terms as the Public Warrants (as defined in the Warrant Agreement).

4. Forfeiture of Acquiror Warrants. Effective as of immediately prior to the Warrant Conversion, the Sponsor shall forfeit and surrender to Acquiror for cancellation all but 4,500,000 of the Acquiror Warrants then held by it (exclusive of any Acquiror Warrants purchased by the Sponsor in the open market and warrants described in Section 3 above)). Sponsor and Acquiror shall take any action and consummate any agreements, transactions, and other documentation necessary to effectuate the forfeiture and cancellation of the requisite amount of Acquiror Warrants.

5. Extension Proposal. Each Sponsor Party agrees, except in a manner not in direct or indirect contravention or breach of the Merger Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of Acquiror in connection with any vote or other action with respect to the Extension Proposal, other than to recommend that the Acquiror Stockholders vote in favor of the Extension Proposal and each other proposal presented at the Extension Stockholders’ Meeting. If the Extension Proposal is approved and the related amendment to the Acquiror Organizational Documents (the “Charter Amendment”) becomes effective, the Sponsor (or one or more of its affiliates, members or third-party designees) shall deposit into the Trust Account the amount required by the Charter Amendment, at the frequency and within the time period required by the Charter Amendment, in order to extend the period of time Acquiror is afforded under the Acquiror Organizational Documents until the earlier of the Closing or January 20, 2025.

6. PIPE Investment. During the Interim Period, the Sponsor shall use reasonable best efforts to identify and obtain commitments from PIPE Investors for the PIPE Investment in exchange for PIPE Securities of the Acquiror, to be consummated concurrently with the Closing but immediately before the Effective Time. The terms of the PIPE Investment shall be mutually agreed upon by Acquiror and the Company and set forth in the PIPE Agreements. Acquiror will prepare the PIPE Agreements or cause the PIPE Agreements to be prepared. The Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Investment to be consummated on the terms set forth in the PIPE Agreements, and in the manner described in the Merger Agreement.

7. Amendment to the Letter Agreement.

(a) Each of Acquiror, the Sponsor and the Insiders hereby agrees that, effective as of the Closing Date (and not before) any provisions in the Letter Agreement related to the Private Placement Warrants (as defined therein) or Common Stock (as defined therein) underlying the Private Placement Warrants shall refer to the Company Common Stock or warrants of the Company, as applicable, outstanding as of the Closing and held by the holders of Private Placement Warrants following the assumption thereof by the Company as contemplated by the Merger Agreement.

(b) For the avoidance of doubt, the amendment set forth in this Section 8 shall be void and of no force and effect with respect to the Letter Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms. Except as set forth in this Section 8, during the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor, the Investor and the Insiders agree that they will comply with, and perform all of their obligations, covenants and agreements set forth in, the Letter Agreement in all material respects, including voting in favor of the Transactions and not redeeming its Acquiror Common Stock in connection with the Transactions, (b) Acquiror agrees to enforce the Letter Agreement in accordance with its terms, and (c) each of Sponsor, the Investor and the Insiders and Acquiror agree not to amend, modify or waive any provisions of the Letter Agreement without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

8. Waiver of Anti-dilution Protection. With respect to its shares of Acquiror Common Stock, Sponsor and the Investor hereby waives and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Acquiror Organizational Documents, any rights to adjustment of the conversion ratio with respect to the shares of Acquiror Common Stock owned by Sponsor set forth in the Acquiror Organizational Documents or otherwise (including the rights set forth in Section 4.3(b) of the Certificate of Incorporation of Acquiror, as amended). Notwithstanding anything to the contrary contained herein, Sponsor shall not be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Merger Agreement is validly terminated in accordance with its terms. If the Merger Agreement is so terminated, then this Section 9 shall be deemed null and void ab initio.

9. Other Covenants.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 12, neither the Acquiror nor any Sponsor Party shall, and the Acquiror and each Sponsor Party shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a SPAC Alternative Transaction, (ii) initiate any discussions or negotiations with any Person with respect to a SPAC Alternative Transaction or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a SPAC Alternative Transaction, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, the Acquiror and each Sponsor Party shall, and shall instruct its officers and directors (if applicable) and its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a SPAC Alternative Transaction.

(b) The Sponsor hereby agrees to provide to Acquiror, the Company and their respective Representatives any information in its possession or control regarding such Sponsor Party or the Subject Acquiror Equity Securities that is reasonably requested by Acquiror, the Company or their respective Representatives and is required in order for the Company and Acquiror to comply with Section 7.02 (Trust Account Proceeds), Section 8.02 (Registration Statement; Proxy Statement; Special Meeting) and Section 8.05 (Confidentiality; Publicity) of the Merger Agreement. To the extent required by applicable Law, the Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement and Proxy Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor’s identity and ownership of the Subject Acquiror Equity Securities and the nature of the Sponsor’s commitments and agreements under this Agreement, the Merger Agreement and any other Transaction Agreements; provided, that such disclosure is made in compliance with the provisions of the Merger Agreement.

(c) Each Sponsor Party and Insider acknowledges and agrees that the Company is entering into the Merger Agreement in reliance upon each Sponsor Party and Insider entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Sponsor Party and Insider entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the Transactions or the Transaction Agreements.

10. Sponsor Party Representations and Warranties. Each Sponsor Party, severally and not jointly, represents and warrants to Merger Sub and the Company as follows, solely with respect to such Sponsor Party:

(a) Ownership. To the extent any Sponsor Party owns any Subject Acquiror Equity Securities, such Sponsor Party owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) the number of Subject Acquiror Equity Securities set forth opposite such Sponsor Party’s name on the signature page to this Agreement. Such Sponsor Party has, and will have at all times during the term of this Agreement, the sole voting power with respect to his, her or its Subject Acquiror Equity Securities. Such Subject Acquiror Equity Securities are the only equity securities in Acquiror owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Subject Acquiror Equity Securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Equity Securities, except as provided hereunder. Such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity interests in Acquiror or any equity securities convertible into, or that can be exchanged for, equity securities of Acquiror, other than those rights associated with the Subject Acquiror Equity Securities.

(b) Organization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Sponsor Party’s obligations hereunder.

(c) Authority. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming the due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Sponsor Party.

(d) Non-Contravention. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of its obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Sponsor Party’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (ii) if such Sponsor Party is not an individual, conflict with or result in a violation of the governing documents of such Sponsor Party, or (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or the Sponsor Party’s Subject Acquiror Equity Securities).

(e) Legal Proceedings. As of the date of this Agreement, there is no Action pending against, or to the knowledge of such Sponsor Party, threatened against such Sponsor Party or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Sponsor Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. None of such Sponsor Party or any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Sponsor Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or the Merger Agreement.

(f) Brokers’ Fees. Except for the fees described in Section 5.11 of the Acquiror Disclosure Schedules, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from such Sponsor Party in respect of the Merger Agreement, this Agreement or any of the respective Transactions and hereby based upon any arrangement or agreement made by a Sponsor Party.

11. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Merger Agreement in accordance with its terms, and upon such termination, this Agreement shall be null and void and of no effect whatsoever, and the Parties hereto shall have no rights or obligations under this Agreement.

12. No Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement may be made only against, the Parties. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party and (iii) no successor, heir or representative of a Party shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement.

13. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Investor makes no agreement or understanding herein in any capacity other than in the Investor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities, and not, as applicable, in the Investor’s capacity as a director, officer or employee of Acquiror and (b) nothing herein will be construed to limit or affect any action or inaction by the Investor or any other Person (including any representative of the Sponsor) serving as a member of the board of directors (or other similar governing body) of Acquiror or as an officer or employee of Acquiror, in each case, acting in such Person’s capacity as a director, officer or employee of Acquiror.

14. No Third-Party Beneficiaries. Except as set forth in Section 20, this Agreement shall be for the sole benefit of the Parties and Merger Sub and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and Merger Sub and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15. Remedies. The Parties agree that irreparable damage for which monetary damages would be insufficient would occur in the event that any Party does not perform his or its respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

16. Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that any such fees and expenses incurred by the Investor on or prior to the Effective Time shall, in the sole discretion of the Sponsor, be allocated to Acquiror and deemed to be Acquiror Transaction Expenses.

17. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Merger Sub, the Company or any of their Affiliates or Acquiror or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to Acquiror Common Stock held by any Sponsor Party. All rights, ownership and economic benefits of and relating to the applicable Acquiror Common Stock shall remain vested in and belong to each applicable Sponsor Party, and the Company, Merger Sub and Acquiror (and each of their respective Affiliates) shall have no authority to exercise any power or authority to direct any Sponsor Party in the voting of any Acquiror Common Stock owned by him, her or it (if any). Except as otherwise set forth in this Agreement, no Sponsor Party shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the Acquiror Stockholders.

18. Amendments and Waivers. Any provision of this Agreement may be amended or modified in whole or in part only by an agreement in writing and signed by the Parties, and any provision of this Agreement may be waived if such waiver is in writing and signed by the Party(ies) against whom such waiver is sought. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

19. Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by a Party without the prior written consent of the other Parties hereto. Any attempted amendment or assignment of this Agreement not in accordance with the terms of this Section 20 shall be null and void ab initio. This Agreement shall be binding on and inure to the benefit of, the Parties and their respective successors, heirs, personal representatives and assigns and permitted transferees.

20. Several and Not Joint. The representations, warranties, covenants and agreements set forth herein shall be several (and not joint or joint and several) representation, warranties, covenants and agreements of each Sponsor Party.

21. Notices. Any notice, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 22 for the applicable Party) (provided, that, any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), in each case, addressed as follows:

If to the Sponsor, Acquiror or the Investor, to:

OCA Acquisition Corp.

485 Madison Avenue, 17th Floor

New York, New York 10022

Attention: David Shen

Email: [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York NY 10022

Attention: Christian O. Nagler, P.C.; Jason Krause

Email: [***]; [***]

If to the Company or Merger Sub, to:

Powermers Smart Industries Inc.

1500 Broadway, Suite 3300A

New York, New York 10036

Attention: Chris Thorne

Email: [***]

with a copy (which shall not constitute notice) to

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention: David A. Miller; Jeffrey M. Gallant

Email: [***]; [***]

22. Incorporation by Reference. Sections 11.06 (Governing Law), 11.07 (Captions; Counterparts) 11.09 (Entire Agreement), 11.11 (Severability), and 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

OCA ACQUISITION HOLDINGS, LLC

By: Olympus Capital Asia V, L.P., its managing member

By: Olympus Capital Asia V GP, L.P., its general partner

By: Olympus Asia GP Corporation, its general partner

By:	/s/ Jeffrey E. Glat
Name:	Jeffrey E. Glat
Title:	Managing Director and Chief Financial Officer

OCA ACQUISITION CORP.

By:	/s/ David Shen
Name:	David Shen
Title:	Chief Executive Officer

POWERMERS SMART INDUSTRIES, INC.

By:	/s/ Christopher Thorne
Name:	Christopher Thorne
Title:	Chairman & CEO

ANTARA TOTAL RETURN SPAC MASTER FUND LP

by Antara Capital Total Return SPAC Master Fund GP LLC, its general partner

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Member

INSIDERS

/s/ David Shen
David Shen

/s/ Jeffrey Glat
Jeffrey Glat

/s/ Daniel Mintz
Daniel Mintz

/s/ Gary Bennett
Gary Bennett

/s/ Alec Ellison
Alec Ellison

/s/ Christine Houston
Christine Houston

/s/ Emmanuel Pitsilis
Emmanuel Pitsilis

/s/ Jacob Robbins
Jacob Robbins